EXHIBIT 99.1



                                  NEWS RELEASE

                                                    Investor Relations Contacts:
                                Susan Spratlen or Chris Paulsen   (972) 444-9001


            Pioneer Announces Results of Change of Control Offer for
                          5.875% Senior Notes due 2012


Dallas, Texas, November 11, 2004 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today announced results for its previously announced change of control offer (the "Change of Control Offer") to purchase any or all of the 5.875% Senior Notes due 2012 (the "Notes"), originally issued by Evergreen Resources, Inc., ("Evergreen"), pursuant to the Indenture dated March 10, 2004, as amended and supplemented, by and among Pioneer (as successor to Evergreen), Pioneer Natural Resources USA, Inc., (for purposes of agreeing to make certain guarantees thereunder), and Wachovia Bank, National Association, as trustee, in connection with the change of control of Evergreen.

Upon the expiration of the Change of Control Offer, as of 5:00 p.m., New York City time, on Wednesday, November 10, 2004, Pioneer had received tenders of $5.5 million in the principal amount of the Notes, all of which will be accepted for purchase by Pioneer. Payments for the tendered Notes will be transmitted through the facilities of The Depository Trust Company.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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